UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2023

Vor Biopharma Inc.

(Exact name of registrant as specified in its Charter)

Delaware	001-39979	81-1591163
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Cambridgepark Drive
Suite 101
Cambridge, Massachusetts		02140
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 655-6580

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	VOR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure

On November 2, 2023, Vor Biopharma Inc. (the “Company”) issued a press release announcing that preclinical and clinical data will be presented at the 65th American Society of Hematology (“ASH”) Annual Meeting & Exposition, being held from December 9-12, 2023, in San Diego, CA. In connection with the announcement, the Company will host a call and webcast on November 2, 2023 at 9:30 a.m. ET. Call details are contained in the press release referenced above.

The information furnished under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information in this Item 7.01, including Exhibit 99.1, shall not be deemed incorporated by reference into any other filing with the U.S. Securities Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01	Other Events

VBP101 Clinical Update

An abstract providing a clinical update from the VBP101 clinical trial (NCT048499910), a Phase 1/2a multicenter, open-label, first-in-human study of trem-cel (VOR33) in patients with AML, was accepted by ASH for oral presentation. This data supports robust neutrophil engraftment of trem-cel and provides evidence of hematologic protection from MylotargTM, a CD33-targeted antibody drug conjugate.

An updated data release from VBP101 is expected by the Relapse After Transplant and Cellular Therapy (HSCT²) conference taking place November 10-11, 2023.

CD33CART Study Clinical Data Update

The Pediatric Transplantation and Cellular Therapy Consortium (PTCTC) released data providing a clinical update on a Phase 1/2 study of CD33CART (NCT03971799) , an autologous CAR-T therapy targeting CD33 (also referred to as VCAR33AUTO) which uses the same CAR-T construct as VCAR33ALLO. Nineteen pediatric and young adult patients with relapsed/refractory AML with a median age of 16 years were infused in the Phase 1 portion of the study. This data shows that as of the cutoff date of June 1, 2023, 2 of 5 (40%) evaluable patients treated at the highest dose level (DL4, 1 x 107 CAR+ cells/kg) achieved complete remission. Transient CD33CART expansion was detected in 11 (58%) subjects across all doses tested and in all 6 (100%) subjects evaluated at DL4, as of the cutoff date. Four out of 19 evauable patients treated had cytokine release syndrome (CRS) ≥ Grade 3. The study is being led by Nirali Shah, MD, MHSc, Head, Hematologic Malignancies Section, Pediatric Oncology Branch, National Cancer Institute and Richard Aplenc, MD, PhD, MSCE, Professor of Pediatrics, Children’s Hospital of Philadelphia (CHOP). This abstract was accepted by ASH for oral presentation.

Vor Bio’s VCAR33ALLO uses the same CAR-T construct used in CD33CART. However, VCAR33ALLO uses a potentially superior T cell source from healthy transplant donors, which the Company believes are likely to have a more stem-like phenotype and greater potential for expansion, persistence, and anti-leukemic activity compared to a product derived from autologous sources.

Additional ASH Presentations

The Company also released data from a single cell analysis studying molecular signatures from 28 AML patients in various stages of AML progression. This data is the most comprehensive analysis to date on AML profiling. This abstract was accepted by ASH for oral presentation.

The preclinical collaboration between Vor Bio and Janssen yielded in vitro and in vivo xenotransplant data demonstrating that CD33-deleted allografts were synergistic with Janssen’s CD33 directed immunotherapy candidate (JNJ-67571244), and maintained robust on-target cytotoxicity while reducing production of inflammatory cytokines associated with CRS. This abstract was accepted by ASH for poster presentation.

Lastly, a trial-in-progress poster will be presented on the Company’s VBP301 clinical trial, a Phase 1/2 multicenter, open-label, first-in-human study of VCAR33ALLO in patients with relapsed or refractory AML after allogeneic stem cell transplantation. This abstract was accepted by ASH for poster presentation.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release, dated November 2, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vor Biopharma Inc.

	By:	/s/ Robert Ang
Robert Ang
Chief Executive Officer

Date: November 2, 2023